Exhibit 4.1

Linkage Global Inc
傳丞環球股份有限公司

INCORPORATED UNDER THE LAWS OF THE CAYMAN ISLANDS

Certificate Number

Shares

PAR VALUE $0.0575
ORDINARY SHARES

THIS CERTIFIES THAT

CUSIP NO.:

Is The Owner Of

FULLY PAID AND NON-ASSESSABEL SHARES OF THE ORDINARY SHRES PAR VALUE OF $0.0575 EACH OF

LINKAGE GLOBAL INC

Transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar. Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.



LINKAGE GLOBAL INC
Corporate
Seal
DELAWARE

WU ZHIHUA
Chairman / CEO

DATED:

Countersigned and Registered:
TRANSHARE CORPORATION
Transfer Agent

By

Authorized Signature

Bayside Center 1, 17755 N. US Highway 19, Suite 140, Clearwater, FL 33764
303 - 662 - 1112